Exhibit 99.1

Contacts: Investors and Analysts: Jackson Kelly T +01 404.676.7563 Media: Kenth Kaerhoeg T +01 404.676.2683 pressinquiries@na.ko.com	The Coca-Cola Company Global Public Affairs & Communications Department P.O. Box 1734 Atlanta, GA 30301 T +01 404.676.2683

THE COCA-COLA COMPANY REPORTS
FOURTH QUARTER AND FULL-YEAR 2010 RESULTS

Q4 and Full-Year Results Meet or Exceed All Long-Term Growth Targets

Today, our Company reports strong worldwide volume growth, with fourth quarter comparable EPS at the high end of our long-term growth target and full-year comparable EPS well ahead of our long-term growth target.  Our global momentum advances as we once again extend worldwide volume and value share gains in total nonalcoholic ready-to-drink beverages, driven by volume and value share gains in both sparkling and still beverages.

•                  Strong worldwide volume growth of 6% in the quarter and 5% for the full year.  Excluding the benefit of new cross-licensed brands, primarily Dr Pepper brands, worldwide volume growth was 5% in the quarter and for the full year, with organic volume growth in the quarter across every one of our five geographic operating groups.

•                  North America volume growth of 8% in the quarter and 2% for the full year.  Excluding new cross-licensed brands, North America organic volume was up 3% in the quarter and up 1% for the full year.

•                  Fourth quarter reported EPS was $2.46, with comparable EPS at $0.72, up 9%, including a $0.02 dilutive impact to comparable EPS as a result of the Coca-Cola Enterprises (CCE) transaction.  Full-year reported EPS was $5.06, with comparable EPS at $3.49, up 14%.

•                  Fourth quarter reported net revenue was $10.5 billion, with comparable currency neutral net revenue also at $10.5 billion, up 45%, including a 37% benefit from structural changes, principally related to the CCE transaction.   For the full year, reported net revenue was $35.1 billion, with comparable currency neutral net revenue of $34.5 billion, up 14%, including an 8% benefit from structural changes, principally related to the CCE transaction.

•                  Fourth quarter reported operating income was $1.2 billion, with comparable currency neutral operating income of $2.0 billion, up 10%, including a 3% benefit from structural changes, principally related to the CCE transaction.  For the full year, reported operating income was $8.4 billion, with comparable currency neutral operating income of $9.3 billion, up 11%, including a 1% benefit from structural changes, principally related to the CCE transaction.

•                  Worldwide volume growth was led by brand Coca-Cola, up 4% in the quarter and for the full year.  Global volume and value share gains in total nonalcoholic ready-to-drink (NARTD) beverages and across both sparkling and still beverages in the quarter and for the full year.

•                  Strong cash flow generated, with full-year cash from operations up 16% to $9.5 billion.

•                  Our transaction with CCE closed on plan and integration efforts are on schedule, with expected 2011 cost synergies of $140 to $150 million.

•                  Productivity initiatives are well on plan and on track to achieve our targeted $500 million in annualized savings by year-end 2011.

ATLANTA, Feb. 9, 2011 — The Coca-Cola Company reports strong fourth quarter 2010 operating results, with reported worldwide volume growth of 6%, cycling 5% growth in the prior year quarter.  For the full year, reported worldwide volume grew 5%, ahead of our long-term growth target.  Excluding the benefit of new cross-licensed brands in North America, primarily Dr Pepper brands, worldwide volume grew 5% in the quarter and 5% for the full year.  We achieved broad-based volume growth in the quarter across each of our five geographic operating groups, with growth of 14% in Eurasia and Africa, 5% in Latin America, 2% in Europe, 1% in Pacific and 8% in North America (3% excluding the benefit of new cross-licensed brands), its third consecutive quarter of organic growth.

In the quarter and for the full year, we gained global volume and value share in NARTD beverages, with share gains across most beverage categories.  We continued to see strong growth in sparkling beverages, with worldwide brand Coca-Cola volume up 4% in the quarter driven by a wide array of global markets, including 37% in Russia, 20% in Turkey, 10% in India, 8% in Brazil, 7% in South Africa, 5% in Japan, 5% in Mexico and 2% in France.  Worldwide sparkling beverage volume increased 5% in the quarter (3% excluding the benefit of new cross-licensed brands in North America), with international sparkling beverage volume increasing 4%.

Worldwide still beverage volume increased 9% in the quarter, led by growth across the portfolio, including juices and juice drinks, sports drinks, teas and water brands.  Still beverage volume in the quarter increased 11% internationally and 7% in North America with the continued strong global performance of sports drinks, driven by Powerade (+12%).  Sports drink growth in the quarter was balanced across key geographies, led by North America (+20%), South Korea (+43%), South Africa (+21%) and Mexico (+14%) as we continued to benefit from our powerful FIFA World Cup™ programs and successful innovation like Powerade Zero in the United States.  Minute Maid Pulpy, which became our 14th billion dollar brand at the end of 2010, continues to expand globally and achieved 23% growth in the quarter and 31% growth for the full year.  We also grew vitaminwater in the quarter, with double-digit growth internationally and 10% growth in North America.

Muhtar Kent, Chairman and Chief Executive Officer of The Coca-Cola Company said, “We once again delivered strong results this quarter, with volume growth realized across all five of our geographic operating groups.  Importantly, we achieved solid growth in our developed markets with 3% growth in North America, 2% growth in Europe and 2% growth in Japan.  Together with our global bottling partners, we are decisively executing our 2020 Vision, and I am pleased that we met or exceeded all of our long-term growth targets for both the quarter and the year, all while we completed our acquisition of CCE’s North American business, began successfully integrating Coca-Cola Refreshments and operated in a still uncertain global economic environment.  Further, as we strategically invest in inspirational marketing as well as sales and marketplace execution, we again gained broad-based worldwide volume and value share.  2010 was the first year in our journey to realize our 2020 Vision and our reported results today underscore the strength of our foundation.

“Now, as we enter 2011, we do so with solid momentum.  This year marks the 125th anniversary of Coca-Cola, and the second year of our 2020 Vision, and we see opportunities as exciting as our predecessors must have seen back in 1886.  Our commitment to shape a better future is perhaps the greatest responsibility given to each and every one of us at The Coca-Cola Company.  This commitment is the foundation upon which our 2020 Vision is built, and we are confident that our system is well-positioned to build on the legacy of those who came before us.  We intend to be the industry leader in every market we serve by continuing to invest in our brands and market execution capabilities, by advancing our sustainability efforts to drive our business, and by embedding ourselves even further into our customers’ growth strategies.

“The fact that we are a thriving business after nearly 125 years is a testament to our youth, not our age.  There is something special indeed about an enterprise that is in a state of constant renewal and dynamic growth.  And while we recognize that challenges remain in our worldwide marketplace, we are confident that we are advancing our global momentum to deliver long-term sustainable growth and value for our shareowners.”

FINANCIAL HIGHLIGHTS

All references to structural changes impacting comparable currency neutral results include the CCE transaction and elimination of CCE equity income, the sale of the Norway and Sweden bottling operations, other structural items and the benefit of new cross-licensed brands, primarily Dr Pepper brands.

•                        Fourth quarter comparable currency neutral net revenue increased 45%, reflecting a 6% increase in concentrate sales, 2% positive price/mix and a 37% benefit from structural changes, principally related to the CCE transaction.  Concentrate sales growth is in line with unit case volume growth for the full year at 5% after adjusting for the deconsolidation of certain entities as of January 1, 2010 required by a change in accounting guidance.  The 2% positive price/mix in the quarter reflects our continued focus on executing our revenue growth management strategies to realize positive pricing that more than offsets the ongoing impact of geographic mix.  Full-year comparable currency neutral net revenue increased 14%, reflecting a 5% increase in concentrate sales, 1% positive price/mix and an 8% benefit from structural changes, principally related to the CCE transaction.

•                        Comparable currency neutral operating income was up 10% in the quarter and 11% for the full year, reflecting a 3% increase in the quarter and a 1% increase for the year as a result of structural changes, principally related to the CCE transaction.  This was driven by strong top-line performance as well as a continued focus on cost management and the leveraging of productivity initiatives.  Currency had a 1% positive impact on comparable operating income in the quarter and a 3% positive impact for the year.

•                        Reported full-year cash from operations increased 16% to $9.5 billion.

•                        Our Company returned $7.2 billion to shareowners in 2010, through $4.1 billion in dividends and $3.1 billion in share repurchases.  In 2011, we expect to repurchase $2.0 to $2.5 billion in stock over the course of the year as part of our share repurchase program.

•                        As required by accounting standards, the Company revalued its 33% ownership of CCE to fair value at the closing date of the transaction to acquire CCE’s North American operations, resulting in a $5.0 billion one-time non-cash gain in the fourth quarter of 2010.

•                        Our transaction with CCE closed on plan and on schedule, with expected 2011 cost synergies of $140 to $150 million.  This is in addition to the $150 million in annual synergies previously identified in North America as part of Coca-Cola Supply.

•                        Productivity initiatives are well on track and on plan to achieve our target of $500 million in annualized savings by year-end 2011.

OPERATING REVIEW

	Three Months Ended December 31, 2010
	% Favorable / (Unfavorable)
	Unit Case Volume	Net Revenues	Operating Income	Comparable Currency Neutral Operating Income

Total Company	6	40	(35)	10

Eurasia & Africa	14	14	13	9
Europe	2	(2)	(5)	2
Latin America	5	(3)	9	10
North America	8	156	(78)	27
Pacific	1	6	(1)	(5)
Bottling Investments	(8)	(9)	(86)	27

	Year Ended December 31, 2010
	% Favorable / (Unfavorable)
	Unit Case Volume	Net Revenues	Operating Income	Comparable Currency Neutral Operating Income

Total Company	5	13	3	11

Eurasia & Africa	12	16	21	14
Europe	0	1	1	3
Latin America	5	6	18	18
North America	2	35	(11)	12
Pacific	6	8	9	2
Bottling Investments	(1)	0	27	43

Eurasia & Africa

•                  Our Eurasia and Africa Group’s volume increased 14% in the quarter, cycling 5% growth in the prior year quarter.  Full-year volume increased 12%, cycling 4% growth in the prior year.  Reported net revenue for the quarter increased 14%, reflecting an 8% increase in concentrate sales, a 3% positive currency impact and 3% positive price/mix.  Reported operating income increased 13% in the quarter.  Comparable currency neutral operating income increased 9% in the quarter due to the increase in revenue and partially offset by increased investments in the business, timing of SG&A expenses and increases to long-term incentive compensation tied to performance.  Full-year reported net revenue increased 16%, reflecting a 12% increase in concentrate sales and a 6% positive currency impact, partially offset by

2% price/mix.  Full-year reported operating income increased 21%, while comparable currency neutral operating income increased 14% driven by increased revenue and partially offset by continued investments in the business, including FIFA World Cup™ investments.

•                  In Eurasia and Africa, sparkling beverages increased 12%, with brand Coca-Cola growing 12%, and still beverages increased 23% in the quarter.  Volume growth in the quarter was broad-based, with double-digit growth in nearly all business units.  Volume in Russia was up 31% and we once again outperformed the industry.  Volume growth for brand Coca-Cola, the single largest NARTD brand in Russia, continued to accelerate through the year to 37% growth in the fourth quarter led by an integrated marketing campaign fully supported by appropriate packaging segmentation.  Russia gained volume and value share in total NARTD beverages, as well as in sparkling beverages and juices and juice drinks.  Africa also reported strong volume growth in the quarter with double-digit growth in the East and Central Region, 8% growth in South Africa and 7% growth in the North and West Region.  Volume in Turkey was up 19% driven by 20% growth in brand Coca-Cola.  India grew 12% in the quarter with strong festival activation, cycling 20% growth in the prior year quarter.  Our brands now represent 4 of the top 5 sparkling brands in India.

Europe

•                  Our Europe Group’s volume in the quarter was up 2%, cycling 1% growth in the prior year quarter.  Full-year volume was slightly positive, rounding to even, cycling a decline of 1% in the prior year and reflecting full-year growth in Germany and Northwest Europe.  Reported net revenue for the quarter decreased 2%, with 4% concentrate sales growth offset by the impact of currency.  Price/mix in the quarter was even.  Reported operating income decreased 5% in the quarter driven by the impact of currency.  Comparable currency neutral operating income increased 2% in the quarter, driven by higher concentrate sales and favorable cost of goods partially offset by timing of marketing and other operating expenses as well as increases to long-term incentive compensation tied to performance.  Reported net revenue for the full year increased 1%, with 1% positive price/mix and the impact of structural changes partially offset by a 2% currency impact.  Full-year concentrate sales were even.  Full-year reported operating income increased 1% and comparable currency neutral operating income increased 3% due to positive revenue growth and continued tight management of operating expenses.

•                  Volume growth in the quarter was driven by 2% growth in the Northwest Europe and Nordics Region, with France growing mid single digits, and growth in the Central and Southern Europe Region, driven by recovery in countries like Poland, Romania, Hungary and Czech Republic.  Brand Coca-Cola grew 2% and Coca-Cola Zero grew 15% in the quarter as we leveraged a strong pan-European integrated holiday campaign and continued our focus on packaging segmentation to remain relevant and affordable with consumers in a continued challenging economic and competitive environment.  Still beverage volume was up 5%.  In a quarter of continued price competition, we were pleased to see NARTD volume and value share gains across Europe including France, Germany, Great Britain and Italy.  Europe also gained volume and value share in sparkling beverages, still beverages, sports drinks and ready-to-drink teas.

Latin America

•                  Our Latin America Group delivered volume growth of 5% in the quarter, cycling 7% growth in the prior year quarter.  Full-year volume also grew 5%, cycling 6% growth in the prior year.  Reported net revenue for the quarter decreased 3%, reflecting concentrate sales growth of 7%, positive price/mix of 4% and a currency benefit of 1%, offset by the impact of the deconsolidation of certain entities required by a change in accounting guidance as well as the impact of structural changes.  Reported operating income was up 9% in the quarter, with comparable currency neutral operating income up 10%, primarily reflecting favorable volume and pricing, partially offset by timing of marketing expenses and increases to long-term incentive compensation tied to performance.  Reported net revenue for the full year increased 6%, reflecting concentrate sales growth of 7%, positive price/mix of 9% and a currency benefit of 3%, partially offset by the impact of the deconsolidation of certain entities required by a change in accounting guidance as well as the impact of structural changes.  Full-year reported operating income was up 18% and comparable currency neutral operating income also increased 18%.

•                  Solid volume growth in the quarter was led by an 8% increase in Mexico, 7% growth in Brazil and 6% growth in our South Latin Region.  Sparkling beverages grew 4% in the quarter, driven by continued growth of brand Coca-Cola, up 4% in Latin America as a whole, 8% in Brazil and 5% in Mexico.  Brand Coca-Cola was up 5% for the full year in Latin America.  This growth was driven by the ongoing benefit of our powerful FIFA World Cup™ program activation and a fully integrated holiday campaign as well as continued focus on mealtime occasions.  Sprite and Fanta were also both up mid single digits in the quarter.  Brazil’s focus on single-serve and returnable packaging has resulted in steady volume growth as well as continued strong volume and value share gains in total NARTD, sparkling and still beverages, including juices and juice drinks, sports drinks, energy drinks and ready-to-drink teas.  During the quarter, Mexico also posted strong volume and value share growth in total NARTD, sparkling and still beverages, including juices and juice drinks, sports drinks and ready-to-drink teas.

•                  In the quarter the Latin America Group gained volume and value share in total NARTD beverages including volume and value share gains in sparkling and still beverages.

North America

•                  Our North America Group’s organic volume grew 3% in the quarter and 1% for the full year.  Including the benefit of new cross-licensed brands, primarily Dr Pepper brands, North America volume grew 8% in the quarter and 2% for the full year.  Reported net revenue for the quarter increased 156%, primarily reflecting 5% growth in concentrate sales and the benefit of structural changes, principally related to the CCE transaction.  Price/mix in the quarter was even.  Fourth quarter reported operating income decreased 78%.  Comparable currency neutral operating income increased 27% in the quarter, including an 18% benefit from structural changes, principally related to the CCE transaction.  This increase also reflects higher concentrate sales and the continued focus on executing a well-defined brand, price, package and channel strategy, partially offset by timing of general and administrative expenses and increases to long-term incentive compensation tied to performance.  Reported net revenue for the full year increased 35%, primarily reflecting 1% growth in concentrate sales and the benefit of structural changes, principally related to the CCE transaction.  Price/mix for the full year was even.  Full-year reported operating income declined 11%.  Comparable currency neutral operating income increased 12% for the full year, including a 4% benefit from structural changes, principally related to the CCE transaction.

•                  Organic volume for sparkling beverages increased 1% in the quarter (up 8% including the benefit of new cross-licensed brands, principally Dr Pepper), as we continue to focus on strong marketing execution and product and package innovation.  For the full year, organic sparkling volume was even (up 1% including the benefit of new cross-licensed brands, principally Dr Pepper).  We grew sparkling beverage volume and value share in the quarter and for the full year, driven by a continued focus on a well-defined brand, price, package and channel strategy.

Trademark Coca-Cola in North America was up 1% in the quarter, led by Coca-Cola Zero, which delivered double-digit volume growth for the 19th consecutive quarter.  For the full year, Trademark Coca-Cola volume was even.  Sprite growth continued, up 4% in the quarter and 2% for the full year, while Fanta was up 3% in the quarter and 1% for the full year.

•                  North America still beverage volume was once again strong, up 7% in the quarter, led by strong double-digit growth of Powerade (+20%) and Trademark Simply (+17%).  During the quarter, we gained volume and value share across nearly all still beverage categories, including sports drinks, energy drinks, ready-to-drink teas and coffees and enhanced water.  We maintained our volume share in juices and juice drinks while increasing value share.  In addition, the glacéau business grew 19% in North America with vitaminwater and smartwater both continuing to perform well.

Pacific

•                  Our Pacific Group delivered volume growth of 1% in the quarter, cycling 11% growth in the prior year quarter and bringing full-year volume growth to 6%, cycling 7% growth in the prior year.  Results in the quarter were driven by the second consecutive quarter of growth in Japan, up 2% in the quarter and 3% for the full year, as well as growth of 8% in the Philippines and 16% in South Korea, partially offset by a 3% decline in China.  Reported net revenue for the quarter increased 6%, primarily reflecting a 5% increase in concentrate sales and a 6% positive currency impact, partially offset by the impact of product mix and geographic mix.  Reported operating income decreased 1% in the quarter.  Comparable currency neutral operating income decreased 5% in the quarter, reflecting unfavorable mix and timing of operating expenses as well as increases to long-term incentive compensation tied to performance.  Reported net revenue for the full year increased 8%, primarily reflecting a 6% increase in concentrate sales and a 6% positive currency impact, partially offset by the impact of product mix and geographic mix.  Full-year reported operating income increased 9%, and comparable currency neutral operating income grew 2% reflecting the impact of lower cost of goods due to product mix and partially offset by continued investments in the business.

•                  Japan delivered 2% volume growth in the quarter, representing continued improvement across our beverage portfolio.  Brand Coca-Cola was up 5% in the quarter and 3% for the year, while Coca-Cola Zero grew 16% in the quarter and 20% for the full year.  In the quarter, Japan gained volume share in total NARTD and sparkling beverages while gaining volume and value share in sports drinks, energy drinks and packaged water.  Importantly, our business in Japan saw positive results across major channels, including a second consecutive quarter of positive growth in the key vending and supermarket channels.  While we remain cautious about the economic challenges that remain in Japan, we are encouraged to see continued momentum in this highly profitable developed market.

•                  China full-year volume grew 6% with a 3% decline in the quarter, cycling 29% growth in the fourth quarter of 2009.  It is not uncommon to see noticeable volume swings in China from quarter to quarter.  This is especially true between the fourth and first quarter of every year, given the fluctuating end-of-year trading activity driven by the varied timing of the Chinese New Year.  Importantly, China gained volume and value share in sparkling beverages and also in juices and juice drinks, with Minute Maid Pulpy, a brand born and launched in China, achieving billion dollar brand status after only five years.  For the full year, we grew our business in China by over 100 million incremental unit cases, our seventh consecutive year of achieving this level of incremental unit case growth.  As our business and the industry in China continue to evolve, we are adapting our in-market strategies to make sure we keep building on our strong foundation and remain well positioned to win in China between now and 2020.

Bottling Investments

•                  Our Bottling Investments Group’s volume increased 9% in the quarter on a comparable basis after adjusting for structural items and the deconsolidation of certain bottlers required by a change in accounting guidance.  Reported volume decreased 8% in the quarter.  The increase in comparable volume was driven by strong growth across many markets, including the Philippines, India and Brazil.  Reported net revenue for the quarter decreased 9%.  This reflects the 9% increase in volume and positive price/mix of 2%, offset by 1% currency and the 11% impact of structural changes, principally related to the sale of the Norway and Sweden bottling operations.  Reported net revenue in the quarter also reflects the impact of the deconsolidation required by a change in accounting guidance.  Reported operating income in the quarter decreased 86%.  Comparable currency neutral operating income grew 27% in the quarter, reflecting the increase in revenue and the benefits of disciplined capital investments and expense management, partially offset by continued investment in our in-market capabilities and the impact of structural changes.  Reported net revenue for the full year was even.  This reflects 10% unit case volume growth and 2% positive currency, partially offset by 1% price/mix, due to geographic mix, and the impact of structural changes.  Full-year reported net revenue also reflects the impact of the deconsolidation required by a change in accounting guidance.  For the full year, reported operating income increased 27%

and comparable currency neutral operating income grew 43%, reflecting the increase in revenue and the benefits of disciplined capital investments and expense management, partially offset by the impact of structural changes.

FINANCIAL REVIEW

Fourth quarter reported net revenue increased 40% to $10.5 billion, with comparable currency neutral net revenue also at $10.5 billion, up 45%.  Comparable currency neutral net revenue also excludes the deconsolidation of certain entities required by a change in accounting guidance.  This 45% increase reflects a 6% increase in concentrate sales during the quarter, 2% positive price/mix and a 37% benefit from structural changes, principally related to the CCE transaction.  After adjusting for the deconsolidation of certain entities as of January 1, 2010 required by a change in accounting guidance, concentrate sales are in line with unit case volume for the full year at 5%.  The positive 2% price/mix in the quarter reflects our continued focus on executing our revenue growth management strategies to realize positive pricing that more than offsets the ongoing expected impact of geographic mix.  This enabled us to grow global value share for the 14th consecutive quarter.  Full-year reported net revenue was up 13% to $35.1 billion, with comparable currency neutral net revenue of $34.5 billion, up 14%.  This reflects 5% growth in concentrate sales, 1% positive price/mix and an 8% benefit from structural changes, principally related to the CCE transaction.

Reported cost of goods sold increased 61% in the quarter.  Comparable currency neutral cost of goods sold increased 60% in the quarter, primarily driven by a 6% increase in concentrate sales and an increase of 52% related to structural changes.  Reported cost of goods sold for the full year increased 14%.  Comparable currency neutral cost of goods sold increased 15% for the full year, driven by increased concentrate sales and a 12% increase related to structural changes partially offset by favorable product mix related to the strong performance of sparkling beverages in 2010.

Reported selling, general and administrative (SG&A) expenses increased 51% in the quarter.  Comparable currency neutral SG&A expenses increased 52% in the quarter.  This increase was primarily driven by continued investments behind our bottling operations and the timing of marketing expenses versus the prior year as well as increases to long-term incentive compensation tied to performance.  Structural changes also increased comparable currency neutral SG&A expenses by 45%.  For the full year, reported SG&A expenses increased 16%.  Comparable currency neutral SG&A expenses increased 16% for the full year, driven by a 12% increase related to structural changes.  Comparable currency neutral operating expense leverage declined

3 points for the full year as a result of an adverse 6 point impact from structural changes, principally related to the CCE transaction.

Fourth quarter reported operating income decreased 35% to $1.2 billion, with comparable currency neutral operating income of $2.0 billion, up 10%, including a 3% increase from structural changes, principally related to the CCE transaction.  Full-year reported operating income was $8.4 billion, up 3%.  Items impacting comparability reduced fourth quarter operating income by $856 million in 2010 and by $40 million in 2009.  These items were primarily related to restructuring charges and costs related to global productivity initiatives as well as costs in 2010 related to the CCE transaction and a donation to The Coca-Cola Foundation.  Comparable currency neutral operating income was $9.3 billion, up 11% for the full year, reflecting a 1% increase from structural changes, principally related to the CCE transaction.  Currency had a 1% positive impact on comparable operating income in the quarter and a 3% positive impact for the year.  Including the impact from our hedge positions and the cycling of our prior year rates, we expect currencies to have an even to slightly positive impact on operating income for the full year 2011 and also in the first quarter of 2011.

In the fourth quarter, The Coca-Cola Company was actively engaged in hedging activities for commodity exposure associated with the North American business acquired from CCE.  This hedging activity resulted in an unrealized gain of $29 million, which has been excluded from fourth quarter comparable earnings and is reflected in the Reconciliation of GAAP and Non-GAAP Financial Measures schedule.  In the future, these gains will be reflected in comparable earnings in the period that the related underlying transactions occur.

As required by accounting standards, The Coca-Cola Company revalued its approximately 33% ownership of CCE to fair value at the closing date of the transaction to purchase CCE’s North American operations, resulting in a $5.0 billion one-time non-cash gain in the fourth quarter of 2010.

Fourth quarter reported EPS was $2.46, an increase of 273%, with comparable EPS at $0.72, up 9%.  Items impacting comparability increased fourth quarter 2010 reported EPS by $1.74 per share and had no net impact on fourth quarter 2009 reported EPS.  The net gain in 2010 included the non-cash gain related to the purchase of CCE’s North American operations, partially offset by restructuring charges, costs related to global productivity initiatives, costs related to the CCE transaction, the retiring of debt, a donation to The Coca-Cola Foundation as well as certain tax matters.  Fourth quarter 2009 reported EPS included restructuring charges and costs related to global productivity initiatives, offset by transaction gains and gains from certain tax matters.

As anticipated, the impact of the CCE transaction was dilutive to fourth quarter 2010 comparable EPS by $0.02.

Total assets on our December 31, 2010 balance sheet increased by $24.3 billion when compared to our December 31, 2009 balance sheet, primarily due to the acquisition of CCE’s North American operations partially offset by the deconsolidation of our Norway and Sweden bottling operations as well as the deconsolidation of certain entities, primarily bottlers, due to a change in accounting guidance effective January 1, 2010.

Cash from operations was $9.5 billion for the full year as compared with $8.2 billion in the prior year, an increase of 16%.  This increase was primarily driven by our improved performance, including the effect of currency.

Effective Tax Rate

The reported effective tax rates for the quarter and the full year were 7.3% and 16.7%, respectively.  The underlying effective tax rate on operations for the quarter was 21.5%, reflecting an underlying effective annual tax rate of 22.7%.  The variance between the reported tax rate and the underlying tax rate was due to the tax impact of various items impacting comparability, separately presented in this document in the Reconciliation of GAAP and Non-GAAP Financial Measures schedule.  The most significant item creating this variance for the quarter and the full year was the $5.0 billion one-time non-cash gain related to the acquisition of CCE’s North American operations.

Our underlying effective tax rate does not reflect the impact of significant or unusual items and discrete events, which, if and when they occur, are separately recognized in the appropriate period.

For 2011, we expect our underlying effective tax rate on operations to be in the range of 23.5% to 24.5%.

Items Impacting Prior Year Results

First quarter 2009 results included a net charge of $0.07 per share primarily related to restructuring charges and asset write-downs.

Second quarter 2009 results included a net charge of $0.04 per share primarily related to restructuring charges and asset write-downs.

Third quarter 2009 results included a net charge of $0.01 per share primarily related to restructuring charges and costs related to global productivity initiatives.

Items impacting comparability had no net impact on fourth quarter 2009 reported EPS.  Restructuring charges and costs related to global productivity initiatives were offset by transaction gains and gains from certain tax matters.

NOTES

•                  All references to structural changes impacting comparable currency neutral results include the CCE transaction and elimination of CCE equity income, the sale of the Norway and Sweden bottling operations, other structural items and the benefit of new cross-licensed brands, primarily Dr Pepper brands.

•                  All references to growth rate percentages, share and cycling of growth rates compare the results of the period to those of the prior year comparable period.

•                  “Concentrate sales” represents the amount of concentrates, syrups, beverage bases and powders sold by, or used in finished beverages sold by, the Company to its bottling partners or other customers.

•                  “Sparkling beverages” means NARTD beverages with carbonation, including energy drinks and carbonated waters and flavored waters.

•                  “Still beverages” means nonalcoholic beverages without carbonation, including noncarbonated waters, flavored waters and enhanced waters, juices and juice drinks, teas, coffees and sports drinks.

•                  All references to volume and volume percentage changes indicate unit case volume.  All volume percentage changes are computed based on average daily sales.  “Unit case” means a unit of measurement equal to 24 eight-ounce servings of finished beverage.  “Unit case volume” means the number of unit cases (or unit case equivalents) of Company beverages directly or indirectly sold by the Company and its bottling partners to customers.

•                  Fourth quarter 2010 results were impacted by one additional selling day, which offset the impact of one fewer selling day in first quarter 2010 results.

•                  Comparable results for the fourth quarter and full-year 2010 reflect the impact of the deconsolidation of certain entities required by a change in accounting guidance.

•                  Our long-term revenue and operating income growth targets as referenced in this release are on a comparable currency neutral basis and exclude structural changes.  Our long-term volume growth target is on a comparable basis, excluding structural changes.  Our long-term EPS growth target is on a comparable basis.

•                  All references to operating expense leverage indicate currency neutral operating expense leverage.  This is calculated by subtracting comparable currency neutral gross profit growth from comparable currency neutral operating income growth.

CONFERENCE CALL

We are hosting a conference call with investors and analysts to discuss our fourth quarter and full-year 2010 results today at 9:30 a.m. (EST). We invite investors to listen to the live audiocast of the conference call at our website, http://www.thecoca-colacompany.com in the “Investors” section.  A replay in downloadable MP3 format will also be available within 24 hours after the audiocast on our website.  Further, the “Investors” section of our website includes a reconciliation of non-GAAP financial measures that may be used periodically by management when discussing our financial results with investors and analysts to our results as reported under GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Three Months Ended
	December 31, 2010	December 31, 2009	% Change
Net Operating Revenues	$10,494	$7,510	40
Cost of goods sold	4,279	2,651	61
Gross Profit	6,215	4,859	28
Selling, general and administrative expenses	4,511	2,978	51
Other operating charges	545	101	—
Operating Income	1,159	1,780	(35)
Interest income	97	65	49
Interest expense	487	84	480
Equity income (loss) - net	178	172	3
Other income (loss) - net	5,294	27	—
Income Before Income Taxes	6,241	1,960	218
Income taxes	457	382	20
Consolidated Net Income	5,784	1,578	267
Less: Net income attributable to noncontrolling interests	13	35	(63)
Net Income Attributable to Shareowners of The Coca-Cola Company	$5,771	$1,543	274

Diluted Net Income Per Share*	$2.46	$0.66	273
Average Shares Outstanding - Diluted*	2,349	2,342

*                 For the three months ended December 31, 2010 and December 31, 2009, “Basic Net Income Per Share” was $2.50 for 2010 and $0.67 for 2009 based on “Average Shares Outstanding - Basic” of 2,311 for 2010 and 2,312 for 2009.  Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(UNAUDITED)

(In millions except per share data)

	Year Ended
	December 31, 2010	December 31, 2009	% Change
Net Operating Revenues	$35,119	$30,990	13
Cost of goods sold	12,693	11,088	14
Gross Profit	22,426	19,902	13
Selling, general and administrative expenses	13,158	11,358	16
Other operating charges	819	313	—
Operating Income	8,449	8,231	3
Interest income	317	249	27
Interest expense	733	355	106
Equity income (loss) - net	1,025	781	31
Other income (loss) - net	5,185	40	—
Income Before Income Taxes	14,243	8,946	59
Income taxes	2,384	2,040	17
Consolidated Net Income	11,859	6,906	72
Less: Net income attributable to noncontrolling interests	50	82	(39)
Net Income Attributable to Shareowners of The Coca-Cola Company	$11,809	$6,824	73

Diluted Net Income Per Share*	$5.06	$2.93	73
Average Shares Outstanding - Diluted*	2,333	2,329

*                 For the years ended December 31, 2010 and December 31, 2009, “Basic Net Income Per Share” was $5.12 for 2010 and $2.95 for 2009 based on “Average Shares Outstanding - Basic” of 2,308 for 2010 and 2,314 for 2009.  Basic net income per share and diluted net income per share are calculated based on net income attributable to shareowners of The Coca-Cola Company.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(UNAUDITED)

(In millions except par value)

	December 31, 2010	December 31, 2009
Assets
Current Assets
Cash and cash equivalents	$8,517	$7,021
Short-term investments	2,682	2,130
Total Cash, Cash Equivalents and Short-Term Investments	11,199	9,151
Marketable securities	138	62
Trade accounts receivable, less allowances of $48 and $55, respectively	4,430	3,758
Inventories	2,650	2,354
Prepaid expenses and other assets	3,162	2,226
Total Current Assets	21,579	17,551
Equity Method Investments	6,954	6,217
Other Investments, Principally Bottling Companies	631	538
Other Assets	2,121	1,976
Property, Plant and Equipment - net	14,727	9,561
Trademarks With Indefinite Lives	6,356	6,183
Bottlers’ Franchise Rights With Indefinite Lives	7,511	1,953
Goodwill	11,665	4,224
Other Intangible Assets	1,377	468
Total Assets	$72,921	$48,671

Liabilities and Equity
Current Liabilities
Accounts payable and accrued expenses	$8,859	$6,657
Loans and notes payable	8,100	6,749
Current maturities of long-term debt	1,276	51
Accrued income taxes	273	264
Total Current Liabilities	18,508	13,721
Long-Term Debt	14,041	5,059
Other Liabilities	4,794	2,965
Deferred Income Taxes	4,261	1,580
The Coca-Cola Company Shareowners’ Equity
Common stock, $0.25 par value; Authorized - 5,600 shares; Issued - 3,520 and 3,520 shares, respectively	880	880
Capital surplus	10,057	8,537
Reinvested earnings	49,278	41,537
Accumulated other comprehensive income (loss)	(1,450)	(757)
Treasury stock, at cost - 1,228 and 1,217 shares, respectively	(27,762)	(25,398)
Equity Attributable to Shareowners of The Coca-Cola Company	31,003	24,799
Equity Attributable to Noncontrolling Interests	314	547
Total Equity	31,317	25,346
Total Liabilities and Equity	$72,921	$48,671

THE COCA-COLA COMPANY AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(UNAUDITED)

(In millions)

	Year Ended
	December 31, 2010	December 31, 2009

Operating Activities
Consolidated net income	$11,859	$6,906
Depreciation and amortization	1,443	1,236
Stock-based compensation expense	380	241
Deferred income taxes	617	353
Equity (income) loss - net of dividends	(671)	(359)
Foreign currency adjustments	151	61
Significant (gains) losses on sales of assets - net	(645)	(43)
Other significant (gains) losses - net	(4,713)	—
Other operating charges	264	134
Other items	477	221
Net change in operating assets and liabilities	370	(564)
Net cash provided by operating activities	9,532	8,186

Investing Activities
Purchases of short-term investments	(4,579)	(2,130)
Proceeds from disposals of short-term investments	4,032	—
Acquisitions and investments, principally beverage and bottling companies and trademarks	(2,511)	(300)
Purchases of other investments	(132)	(22)
Proceeds from disposals of bottling companies and other investments	972	240
Purchases of property, plant and equipment	(2,215)	(1,993)
Proceeds from disposals of property, plant and equipment	134	104
Other investing activities	(106)	(48)
Net cash provided by (used in) investing activities	(4,405)	(4,149)

Financing Activities
Issuances of debt	15,251	14,689
Payments of debt	(13,403)	(12,326)
Issuances of stock	1,666	664
Purchases of stock for treasury	(2,961)	(1,518)
Dividends	(4,068)	(3,800)
Other financing activities	50	(2)
Net cash provided by (used in) financing activities	(3,465)	(2,293)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(166)	576

Cash and Cash Equivalents
Net increase (decrease) during the year	1,496	2,320
Balance at beginning of year	7,021	4,701
Balance at end of year	$8,517	$7,021

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions)

Three Months Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	December 31, 2010 (1)	December 31, 2009 (13)	% Fav. / (Unfav.)	December 31, 2010 (2), (3), (4), (5), (6)	December 31, 2009 (14)	% Fav. / (Unfav.)	December 31, 2010 (2), (3), (4), (5) (6), (7), (8), (9) (10), (11), (12)	December 31, 2009 (14), (15), (16)	% Fav. / (Unfav.)
Eurasia & Africa	$619	$542	14	$199	$176	13	$206	$173	19
Europe	1,163	1,190	(2)	585	619	(5)	597	615	(3)
Latin America	1,085	1,120	(3)	610	559	9	616	558	10
North America	4,822	1,886	156	85	383	(78)	90	379	(76)
Pacific	1,216	1,144	6	390	395	(1)	390	391	0
Bottling Investments	1,860	2,044	(9)	6	43	(86)	187	234	(20)
Corporate	29	24	21	(716)	(395)	(81)	4,155	(390)	—
Eliminations	(300)	(440)	—	—	—	—	—	—	—
Consolidated	$10,494	$7,510	40	$1,159	$1,780	(35)	$6,241	$1,960	218

(1)

Intersegment revenues were $20 million for Eurasia and Africa, $139 million for Europe, $70 million for Latin America, $18 million for North America, $33 million for Pacific and $20 million for Bottling Investments.

(2)

Operating income (loss) and income (loss) before income taxes were reduced by $3 million for Eurasia and Africa, $7 million for Europe, $125 million for North America, $9 million for Pacific, $66 million for Bottling Investments and $335 million for Corporate, primarily due to the Company’s productivity, integration and restructuring initiatives, charitable donations, transaction costs incurred in connection with our acquisition of CCE’s North American business and the sale of our Norway and Sweden bottling operations to CCE and other distribution charges related to bottling activities in Eurasia.

(3)

Operating income (loss) and income (loss) before income taxes for North America were negatively impacted by $235 million due to the elimination of gross profit in inventory on intercompany sales and an inventory fair value adjustment as a result of our acquisition of CCE’s North American business. Prior to the acquisition, we recognized the profit associated with concentrate sales when the concentrate was sold to CCE, excluding the portion that was deemed to be intercompany due to our previous ownership interest in CCE. However, subsequent to the acquisition, the Company will not recognize the profit associated with concentrate sold to CCE’s legacy North American business until the finished beverage products made from those concentrates are sold.

(4)

Operating income (loss) and income (loss) before income taxes were reduced by $74 million for North America due to the acceleration of expense associated with certain share-based replacement awards issued in connection with our acquisition of CCE’s North American business.

(5)

Operating income (loss) and income (loss) before income taxes were reduced by $20 million for North America due to the amortization of favorable supply contracts acquired in connection with our acquisition of CCE’s North American business.

(6)

Operating income (loss) and income (loss) before income taxes were increased by $28 million for North America and $1 million for Corporate due to mark-to-market gains related to non-designated hedges that are associated with underlying transactions expected to occur in a future period.

(7)

Income (loss) before income taxes was reduced by $11 million for Bottling Investments, primarily attributable to the Company’s proportionate share of restructuring charges recorded by equity method investees.

(8)

Income (loss) before income taxes was increased by $4,978 million for Corporate due to the remeasurement of our equity investment in CCE to fair value upon our acquisition of CCE’s North American business.

(9)

Income (loss) before income taxes was reduced by $265 million for Corporate due to charges related to pre-existing relationships with CCE. These charges primarily related to the write-off of our investment in infrastructure programs with CCE.

(10)	Income (loss) before income taxes was increased by $597 million for Corporate due to the gain on the sale of our Norway and Sweden bottling operations to CCE.

(11)

Income (loss) before income taxes was reduced by $342 million for Corporate due to debt extinguishment costs, including the impact of the settlement of treasury rate locks in connection with our tender offer.

(12)

Income (loss) before income taxes was reduced by $22 million for Corporate due to an other-than-temporary impairment of an equity method investment and a donation of preferred shares in one of our equity method investees.

(13)

Intersegment revenues were $34 million for Eurasia and Africa, $210 million for Europe, $69 million for Latin America, $24 million for North America, $74 million for Pacific and $29 million for Bottling Investments.

(14)

Operating income (loss) and income (loss) before income taxes were reduced by $1 million for Eurasia and Africa, $4 million for Europe, $16 million for North America, $32 million for Bottling Investments and $48 million for Corporate, primarily as a result of the Company’s productivity, integration and restructuring initiatives.

(15)	Income (loss) before income taxes was reduced by $18 million for Bottling Investments, primarily attributable to the Company’s proportionate share of restructuring charges by equity method investees.

(16)	Income (loss) before income taxes was increased by $34 million for Corporate due to realized gains on the sale of equity securities that were classified as available-for-sale.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Operating Segments

(UNAUDITED)

(In millions)

Year Ended

	Net Operating Revenues			Operating Income (Loss)			Income (Loss) Before Income Taxes
	December 31, 2010 (1)	December 31, 2009 (15)	% Fav. / (Unfav.)	December 31, 2010 (2), (3), (4) (5), (6)	December 31, 2009 (16)	% Fav. / (Unfav.)	December 31, 2010 (2), (3), (4), (5) (6), (7), (8), (9) (10), (11), (12) (13), (14)	December 31, 2009 (16), (17), (18), (19)	% Fav. / (Unfav.)
Eurasia & Africa	$2,556	$2,197	16	$980	$810	21	$1,000	$810	23
Europe	5,249	5,203	1	2,976	2,946	1	3,020	2,976	1
Latin America	4,121	3,882	6	2,405	2,042	18	2,426	2,039	19
North America	11,205	8,271	35	1,520	1,699	(11)	1,523	1,701	(10)
Pacific	5,271	4,875	8	2,048	1,887	9	2,049	1,866	10
Bottling Investments	8,313	8,320	0	227	179	27	1,205	980	23
Corporate	92	88	5	(1,707)	(1,332)	(28)	3,020	(1,426)	—
Eliminations	(1,688)	(1,846)	—	—	—	—	—	—	—
Consolidated	$35,119	$30,990	13	$8,449	$8,231	3	$14,243	$8,946	59

(1)

Intersegment revenues were $130 million for Eurasia and Africa, $825 million for Europe, $241 million for Latin America, $65 million for North America, $330 million for Pacific and $97 million for Bottling Investments.

(2)

Operating income (loss) and income (loss) before income taxes were reduced by $7 million for Eurasia and Africa, $50 million for Europe, $133 million for North America, $22 million for Pacific, $122 million for Bottling Investments and $485 million for Corporate, primarily due to the Company’s productivity, integration and restructuring initiatives, charitable donations, transaction costs incurred in connection with our acquisition of CCE’s North American business and the sale of our Norway and Sweden bottling operations to CCE and other distribution charges related to bottling activities in Eurasia.

(3)

Operating income (loss) and income (loss) before income taxes for North America were negatively impacted by $235 million, primarily due to the elimination of gross profit in inventory on intercompany sales and an inventory fair value adjustment as a result of our acquisition of CCE’s North American business. Prior to the acquisition, we recognized the profit associated with concentrate sales when the concentrate was sold to CCE, excluding the portion that was deemed to be intercompany due to our previous ownership interest in CCE. However, subsequent to the acquisition, the Company will not recognize the profit associated with concentrate sold to CCE’s legacy North American business until the finished beverage products made from those concentrates are sold.

(4)

Operating income (loss) and income (loss) before income taxes were reduced by $74 million for North America due to the acceleration of expense associated with certain share-based replacement awards issued in connection with our acquisition of CCE’s North American business.

(5)

Operating income (loss) and income (loss) before income taxes were reduced by $20 million for North America due to the amortization of favorable supply contracts acquired in connection with our acquisition of CCE’s North American business.

(6)

Operating income (loss) and income (loss) before income taxes were increased by $28 million for North America and $1 million for Corporate due to mark-to-market gains related to non-designated hedges that are associated with underlying transactions expected to occur in a future period.

(7)

Income (loss) before income taxes was reduced by $66 million for Bottling Investments. This net charge was primarily attributable to the Company’s proportionate share of unusual tax charges, asset impairments, restructuring charges and transaction costs recorded by equity method investees, which were partially offset by our proportionate share of a foreign currency remeasurement gain recorded by an equity method investee. The components of the net charge were individually insignificant.

(8)

Income (loss) before income taxes was increased by $4,978 million for Corporate due to the remeasurement of our equity investment in CCE to fair value upon our acquisition of CCE’s North American business.

(9)

Income (loss) before income taxes was reduced by $265 million for Corporate due to charges related to pre-existing relationships with CCE. These charges primarily related to the write-off of our investment in infrastructure programs with CCE.

(10)	Income (loss) before income taxes was increased by $597 million for Corporate due to the gain on the sale of our Norway and Sweden bottling operations to CCE.

(11)

Income (loss) before income taxes was reduced by $342 million for Corporate due to debt extinguishment costs, including the impact of the settlement of treasury rate locks in connection with our tender offer.

(12)	Income (loss) before income taxes was reduced by $103 million for Corporate due to the remeasurement of our Venezuelan subsidiary’s net assets.

(13)	Income (loss) before income taxes was increased by $23 million for Corporate due to the gain on the sale of 50 percent of our investment in Leao Junior, S.A., a Brazilian tea company.

(14)

Income (loss) before income taxes was reduced by $23 million for Bottling Investments and $25 million for Corporate due to other-than-temporary impairments of available-for-sale securities and an equity method investment and a donation of preferred shares in one of our equity method investees.

(15)

Intersegment revenues were $220 million for Eurasia and Africa, $895 million for Europe, $182 million for Latin America, $80 million for North America, $342 million for Pacific and $127 million for Bottling Investments.

(16)

Operating income (loss) and income (loss) before income taxes were reduced by $4 million for Eurasia and Africa, $7 million for Europe, $31 million for North America, $1 million for Pacific, $141 million for Bottling Investments and $129 million for Corporate, primarily as a result of the Company’s productivity, integration and restructuring initiatives and asset impairments.

(17)

Income (loss) before income taxes was reduced by $84 million for Bottling Investments and $2 million for Corporate, primarily attributable to the Company’s proportionate share of asset impairment charges and restructuring costs recorded by equity method investees.

(18)	Income (loss) before income taxes was reduced by $27 million for Corporate due to an other-than-temporary impairment of a cost method investment.

(19)	Income (loss) before income taxes was increased by $44 million for Corporate due to realized gains on the sale of equity securities that were classified as available-for-sale.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data)

	Three Months Ended December 31, 2010									% Change -
		Items Impacting Comparability						After		After
	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	Equity Investees	CCE Transaction	Certain Tax Matters (1)	Other Items (2)	Considering Items (Non-GAAP)	% Change Reported (GAAP)	Considering Items (Non-GAAP)
Net Operating Revenues	$10,494						$4	$10,498	40	45	(3)
Cost of goods sold	4,279				$(255)		22	4,046	61	62	(4)
Gross Profit	6,215				255		(18)	6,452	28	36	(5), (8)
Selling, general and administrative expenses	4,511				(74)			4,437	51	52	(6)
Other operating charges	545	$(85)	$(56)		(144)		(260)	—	—	—
Operating Income	1,159	85	56		473		242	2,015	(35)	11	(7), (8)
Interest income	97							97	49	54
Interest expense	487						(342)	145	480	84
Equity income (loss) - net	178			$11				189	3	(13)
Other income (loss) - net	5,294	15			(5,310)		7	6	—	—
Income Before Income Taxes	6,241	100	56	11	(4,837)		591	2,162	218	7
Income taxes	457	8	8	2	39	$(254)	205	465	20	3
Consolidated Net Income	5,784	92	48	9	(4,876)	254	386	1,697	267	9
Less: Net income attributable to noncontrolling interests	13							13	(63)	(13)
Net Income Attributable to Shareowners of The Coca-Cola Company	$5,771	$92	$48	$9	$(4,876)	$254	$386	$1,684	274	9
Diluted Net Income Per Share	$2.46	$0.04	$0.02	$0.00	$(2.08)	$0.11	$0.16	$0.72 (9)	273	9
Average Shares Outstanding - Diluted	2,349	2,349	2,349	2,349	2,349	2,349	2,349	2,349

Gross Margin	59.2%							61.5%
Operating Margin	11.0%							19.2%
Effective Tax Rate	7.3%							21.5%

	Three Months Ended December 31, 2009
		Items Impacting Comparability						After
	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	Equity Investees	Transaction Gain	Certain Tax Matters	Accounting Guidance Changes	Considering Items (Non-GAAP)
Net Operating Revenues	$7,510						$(258)	$7,252
Cost of goods sold	2,651						(146)	2,505
Gross Profit	4,859						(112)	4,747
Selling, general and administrative expenses	2,978						(51)	2,927
Other operating charges	101	$(52)	$(49)					—
Operating Income	1,780	52	49				(61)	1,820
Interest income	65						(2)	63
Interest expense	84						(5)	79
Equity income (loss) - net	172			$18			27	217
Other income (loss) - net	27				$(34)		1	(6)
Income Before Income Taxes	1,960	52	49	18	(34)		(30)	2,015
Income taxes	382	7	18	3		$53	(10)	453
Consolidated Net Income	1,578	45	31	15	(34)	(53)	(20)	1,562
Less: Net income attributable to noncontrolling interests	35						(20)	15
Net Income Attributable to Shareowners of The Coca-Cola Company	$1,543	$45	$31	$15	$(34)	$(53)	$0	$1,547
Diluted Net Income Per Share	$0.66	$0.02	$0.01	$0.01	$(0.01)	$(0.02)	$0.00	$0.66 (9)
Average Shares Outstanding - Diluted	2,342	2,342	2,342	2,342	2,342	2,342	2,342	2,342

Gross Margin	64.7%							65.5%
Operating Margin	23.7%							25.1%
Effective Tax Rate	19.5%							22.5%

Notes:

Items to consider for comparability include primarily charges, gains and accounting changes. Charges and accounting changes negatively impacting consolidated net income are reflected as increases to reported consolidated net income. Gains and accounting changes positively impacting consolidated net income are reflected as deductions to reported consolidated net income.

The currency impact is equal to the difference between current year U.S. dollar amounts at current year exchange rates compared to current year U.S. dollar amounts recalculated using prior year comparable period exchange rates. In all cases, the exchange rates include the impact of hedging in the applicable periods.

(1)	Items impacting comparability reflected in Certain Tax Matters for the three months ended December 31, 2010 primarily include deferred tax expense on certain undistributed foreign earnings.

(2)

Items impacting comparability reflected in Other Items for the three months ended December 31, 2010 include charitable donations of $250 million, debt extinguishment costs of $342 million, unrealized mark-to-market gains of $29 million related to non-designated hedges that are associated with underlying transactions expected to occur in a future period, and other immaterial items.

(3)

Reported net operating revenue growth includes a negative impact of $0.3 billion, or 5%, due to items impacting comparability, which represents accounting guidance changes that are structural in nature. Currency had minimal impact on net operating revenues after considering items impacting comparability for the three months ended December 31, 2010. Currency neutral net operating revenues after considering items impacting comparability are approximately $10.5 billion. Currency neutral net operating revenue growth after considering items impacting comparability is 45%.

(4)

Cost of goods sold after considering items impacting comparability for the three months ended December 31, 2010 includes a currency impact of approximately 2%. Currency neutral cost of goods sold after considering items impacting comparability increased 60%.

(5)

Currency had minimal impact on gross profit after considering items impacting comparability for the three months ended December 31, 2010. Currency neutral gross profit growth after considering items impacting comparability is 36%.

(6)

Currency had minimal impact on selling, general and administrative expenses after considering items impacting comparability for the three months ended December 31, 2010. Currency neutral selling, general and administrative expenses after considering items impacting comparability increased 52%.

(7)

Operating income after considering items impacting comparability for the three months ended December 31, 2010 includes a positive currency impact of approximately 1%. Currency neutral operating income after considering items impacting comparability is approximately $2.0 billion. Currency neutral operating income growth after considering items impacting comparability is 10%.

(8)

Currency neutral operating expense leverage after considering items impacting comparability for the three months ended December 31, 2010 is negative 26 percentage points, which is calculated by subtracting currency neutral gross profit growth after considering items impacting comparability of 36% from currency neutral operating income growth after considering items impacting comparability of 10%.

(9)	Per share amounts do not add due to rounding.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability.  Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  See the tables above for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended December 31, 2010 and December 31, 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

(UNAUDITED)

(In millions except per share data)

	Year Ended December 31, 2010										% Change -
		Items Impacting Comparability							After		After
	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	Equity Investees	CCE Transaction	Transaction Gain	Certain Tax Matters (1)	Other Items (2)	Considering Items (Non-GAAP)	% Change - Reported (GAAP)	Considering Items (Non-GAAP)
Net Operating Revenues	$35,119							$4	$35,123	13	16	(3)
Cost of goods sold	12,693				$(255)			22	12,460	14	17	(4)
Gross Profit	22,426				255			(18)	22,663	13	16	(5), (8)
Selling, general and administrative expenses	13,158				(74)				13,084	16	17	(6)
Other operating charges	819	$(153)	$(190)		(216)			(260)	—	—	—
Operating Income	8,449	153	190		545			242	9,579	3	14	(7), (8)
Interest income	317								317	27	30
Interest expense	733							(342)	391	106	15
Equity income (loss) - net	1,025			$66					1,091	31	15
Other income (loss) - net	5,185	41			(5,310)	$(23)		110	3	—	—
Income Before Income Taxes	14,243	194	190	66	(4,765)	(23)		694	10,599	59	15
Income taxes	2,384	12	53	9	49	(10)	$(296)	205	2,406	17	15
Consolidated Net Income	11,859	182	137	57	(4,814)	(13)	296	489	8,193	72	14
Less: Net income attributable to noncontrolling interests	50								50	(39)	32
Net Income Attributable to Shareowners of The Coca-Cola Company	$11,809	$182	$137	$57	$(4,814)	$(13)	$296	$489	$8,143	73	14
Diluted Net Income Per Share	$5.06	$0.08	$0.06	$0.02	$(2.06)	$(0.01)	$0.13	$0.21	$3.49	73	14
Average Shares Outstanding - Diluted	2,333	2,333	2,333	2,333	2,333	2,333	2,333	2,333	2,333

Gross Margin	63.9%								64.5%
Operating Margin	24.1%								27.3%
Effective Tax Rate	16.7%								22.7%

	Year Ended December 31, 2009
		Items Impacting Comparability						After
	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	Equity Investees	Transaction Gain	Certain Tax Matters	Accounting Guidance Changes	Considering Items (Non-GAAP)
Net Operating Revenues	$30,990						$(819)	$30,171
Cost of goods sold	11,088						(476)	10,612
Gross Profit	19,902						(343)	19,559
Selling, general and administrative expenses	11,358						(177)	11,181
Other operating charges	313	$(206)	$(107)					—
Operating Income	8,231	206	107				(166)	8,378
Interest income	249						(6)	243
Interest expense	355						(16)	339
Equity income (loss) - net	781			$86			79	946
Other income (loss) - net	40	27			$(44)		(2)	21
Income Before Income Taxes	8,946	233	107	86	(44)		(79)	9,249
Income taxes	2,040	16	38	18		$15	(35)	2,092
Consolidated Net Income	6,906	217	69	68	(44)	(15)	(44)	7,157
Less: Net income attributable to noncontrolling interests	82						(44)	38
Net Income Attributable to Shareowners of The Coca-Cola Company	$6,824	$217	$69	$68	$(44)	$(15)	$0	$7,119
Diluted Net Income Per Share	$2.93	$0.09	$0.03	$0.03	$(0.02)	$(0.01)	$0.00	$3.06 (9)
Average Shares Outstanding - Diluted	2,329	2,329	2,329	2,329	2,329	2,329	2,329	2,329

Gross Margin	64.2%							64.8%
Operating Margin	26.6%							27.8%
Effective Tax Rate	22.8%							22.6%

Notes:

Items to consider for comparability include primarily charges, gains and accounting changes. Charges and accounting changes negatively impacting consolidated net income are reflected as increases to reported consolidated net income. Gains and accounting changes positively impacting consolidated net income are reflected as deductions to reported consolidated net income.

The currency impact is equal to the difference between current year U.S. dollar amounts at current year exchange rates compared to current year U.S. dollar amounts recalculated using prior year comparable period exchange rates. In all cases, the exchange rates include the impact of hedging in the applicable periods.

(1)	Items impacting comparability reflected in Certain Tax Matters for the year ended December 31, 2010 primarily include deferred tax expense on certain undistributed foreign earnings.

(2)

Items impacting comparability reflected in Other Items for the twelve months ended December 31, 2010 include charitable donations of $250 million, debt extinguishment costs of $342 million, a charge of $103 million due to the remeasurement of our Venezuelan subsidiary’s net assets, unrealized mark-to-market gains of $29 million related to non-designated hedges that are associated with underlying transactions expected to occur in a future period, and other immaterial items.

(3)

Reported net operating revenue growth includes a negative impact of $0.8 billion, or 3%, due to items impacting comparability, which represents accounting guidance changes that are structural in nature. Net operating revenue growth after considering items impacting comparability for the year ended December 31, 2010 includes a positive currency impact of approximately 2%. Currency neutral net operating revenues after considering items impacting comparability are approximately $34.5 billion. Currency neutral net operating revenue growth after considering items impacting comparability is 14%.

(4)

Cost of goods sold after considering items impacting comparability for the year ended December 31, 2010 includes a currency impact of approximately 2%. Currency neutral cost of goods sold after considering items impacting comparability increased 15%.

(5)

Gross profit after considering items impacting comparability for the year ended December 31, 2010 includes a positive currency impact of approximately 2%. Currency neutral gross profit growth after considering items impacting comparability is 14%.

(6)

Selling, general and administrative expenses after considering items impacting comparability for the year ended December 31, 2010 include a currency impact of approximately 1%. Currency neutral selling, general and administrative expenses after considering items impacting comparability increased 16%.

(7)

Operating income after considering items impacting comparability for the year ended December 31, 2010 includes a positive currency impact of approximately 3%. Currency neutral operating income after considering items impacting comparability is approximately $9.3 billion. Currency neutral operating income growth after considering items impacting comparability is 11%.

(8)

Currency neutral operating expense leverage after considering items impacting comparability for the year ended December 31, 2010 is negative 3 percentage points, which is calculated by subtracting currency neutral gross profit growth after considering items impacting comparability of 14% from currency neutral operating income growth after considering items impacting comparability of 11%.

(9)	Per share amounts do not add due to rounding.

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability.  Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  See the tables above for supplemental financial data and corresponding reconciliations to GAAP financial measures for the years ended December 31, 2010 and December 31, 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

Operating Income (Loss) by Segment

(UNAUDITED)

(In millions)

													% Favorable
													(Unfavorable) -
	Three Months Ended December 31, 2010						Three Months Ended December 31, 2009						After
		Items Impacting Comparability				After		Items Impacting Comparability			After	% Favorable	Considering
	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	CCE Transaction	Other Items (1)	Considering Items (Non-GAAP)	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	Accounting Guidance Changes	Considering Items (Non-GAAP)	(Unfavorable) - Reported (GAAP)	Items (Non-GAAP) (2)
Eurasia & Africa	$199	$1	$2			$202	$176		$1		$177	13	14
Europe	585		7			592	619	$1	3	$2	625	(5)	(5)
Latin America	610					610	559			(22)	537	9	14
North America	85	14	1	$439	$(28)	511	383	15	1	4	403	(78)	27
Pacific	390		9			399	395			(6)	389	(1)	3
Bottling Investments	6	66				72	43	32		(17)	58	(86)	24
Corporate	(716)	4	37	34	270	(371)	(395)	4	44	(22)	(369)	(81)	(1)
Consolidated	$1,159	$85	$56	$473	$242	$2,015	$1,780	$52	$49	$(61)	$1,820	(35)	11

Notes:             Items to consider for comparability include primarily charges, gains and accounting changes.  Charges and accounting changes negatively impacting operating income are reflected as increases to reported operating income. Gains and accounting changes positively impacting operating income are reflected as deductions to reported operating income.

The currency impact is equal to the difference between current year U.S. dollar amounts at current year exchange rates compared to current year U.S. dollar amounts recalculated using prior year comparable period exchange rates.  In all cases, the exchange rates include the impact of hedging in the applicable periods.

(1)                                 Items impacting comparability reflected in Other Items for the three months ended December 31, 2010 for North America and Corporate include unrealized mark-to-market gains related to non-designated hedges that are associated with underlying transactions expected to occur in a future period.  Items impacting comparability for Corporate also include charitable donations of $250 million and other immaterial items.

(2)                                 Currency neutral operating income growth after considering items impacting comparability for each operating segment is calculated as follows:

	% Favorable (Unfavorable) - After Considering Items (Non-GAAP)	% Currency Impact After Considering Items Impacting Comparability	% Favorable (Unfavorable) - Currency Neutral After Considering Items (Non-GAAP)
Eurasia & Africa	14	5	9
Europe	(5)	(7)	2
Latin America	14	4	10
North America	27	0	27
Pacific	3	8	(5)
Bottling Investments	24	(3)	27
Corporate	(1)	1	(2)
Consolidated	11	1	10

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  See the tables above for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three months ended December 31, 2010 and December 31, 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

THE COCA-COLA COMPANY AND SUBSIDIARIES

Reconciliation of GAAP and Non-GAAP Financial Measures

Operating Income (Loss) by Segment

(UNAUDITED)

(In millions)

													% Favorable
													(Unfavorable) -
	Year Ended December 31, 2010						Year Ended December 31, 2009						After
		Items Impacting Comparability				After		Items Impacting Comparability			After	% Favorable	Considering
	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	CCE Transaction	Other Items (1)	Considering Items (Non-GAAP)	Reported (GAAP)	Asset Impairments/ Restructuring	Productivity Initiatives	Accounting Guidance Changes	Considering Items (Non-GAAP)	(Unfavorable) - Reported (GAAP)	Items (Non-GAAP) (2)
Eurasia & Africa	$980	$2	$5			$987	$810	$2	$2		$814	21	21
Europe	2,976		50			3,026	2,946	2	5		2,953	1	2
Latin America	2,405					2,405	2,042			$(56)	1,986	18	21
North America	1,520	21	2	$439	$(28)	1,954	1,699	30	1	14	1,744	(11)	12
Pacific	2,048		22			2,070	1,887		1	(24)	1,864	9	11
Bottling Investments	227	122				349	179	141		(84)	236	27	48
Corporate	(1,707)	8	111	106	270	(1,212)	(1,332)	31	98	(16)	(1,219)	(28)	1
Consolidated	$8,449	$153	$190	$545	$242	$9,579	$8,231	$206	$107	$(166)	$8,378	3	14

Notes:

Items to consider for comparability include primarily charges, gains and accounting changes. Charges and accounting changes negatively impacting operating income are reflected as increases to reported operating income. Gains and accounting changes positively impacting operating income are reflected as deductions to reported operating income.

The currency impact is equal to the difference between current year U.S. dollar amounts at current year exchange rates compared to current year U.S. dollar amounts recalculated using prior year comparable period exchange rates. In all cases, the exchange rates include the impact of hedging in the applicable periods.

(1)

Items impacting comparability reflected in Other Items for the year ended December 31, 2010 for North America and Corporate include unrealized mark-to-market gains related to non-designated hedges that are associated with underlying transactions expected to occur in a future period. Items impacting comparability for Corporate also include charitable donations of $250 million and other immaterial items.

(2)	Currency neutral operating income growth after considering items impacting comparability for each operating segment is calculated as follows:

	% Favorable (Unfavorable) - After Considering Items (Non-GAAP)	% Currency Impact After Considering Items Impacting Comparability	% Favorable (Unfavorable) - Currency Neutral After Considering Items (Non-GAAP)
Eurasia & Africa	21	7	14
Europe	2	(1)	3
Latin America	21	3	18
North America	12	0	12
Pacific	11	9	2
Bottling Investments	48	5	43
Corporate	1	1	0
Consolidated	14	3	11

The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP).  However, management believes that certain non-GAAP financial measures used in managing the business may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain items that impact the overall comparability. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.  See the tables above for supplemental financial data and corresponding reconciliations to GAAP financial measures for the years ended December 31, 2010 and December 31, 2009. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

About The Coca-Cola Company

The Coca-Cola Company is the world’s largest beverage company, refreshing consumers with more than 500 sparkling and still brands. Led by Coca-Cola, the world’s most valuable brand, the Company’s portfolio features 14 billion dollar brands including Diet Coke, Fanta, Sprite, Coca-Cola Zero, vitaminwater, Powerade, Minute Maid, Simply and Georgia. Globally, we are the No. 1 provider of sparkling beverages, juices and juice drinks and ready-to-drink teas and coffees. Through the world’s largest beverage distribution system, consumers in more than 200 countries enjoy the Company’s beverages at a rate of 1.7 billion servings a day. With an enduring commitment to building sustainable communities, our Company is focused on initiatives that reduce our environmental footprint, support active, healthy living, create a safe, inclusive work environment for our associates, and enhance the economic development of the communities where we operate. For more information about our Company, please visit our website at www.thecoca-colacompany.com.

Forward-Looking Statements

This press release may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from The Coca-Cola Company’s historical experience and our present expectations or projections. These risks include, but are not limited to, obesity and other health concerns; scarcity and quality of water; changes in the nonalcoholic beverages business environment, including changes in consumer preferences based on health and nutrition considerations and obesity concerns; shifting consumer tastes and needs, changes in lifestyles and competitive product and pricing pressures; impact of the global credit crisis on our liquidity and financial performance; increased competition; our ability to expand our operations in developing and emerging markets; foreign currency exchange rate fluctuations; increases in interest rates; our ability to maintain good relationships with our bottling partners; the financial condition of our bottling partners; increases in income tax rates or changes in income tax laws; increases in indirect taxes or new indirect taxes; our ability and the ability of our bottling partners to maintain good labor relations, including the ability to renew collective bargaining agreements on satisfactory terms and avoid strikes, work stoppages or labor unrest; increase in the cost, disruption of supply or shortage of energy; increase in cost, disruption of supply or shortage of ingredients or packaging materials; changes in laws and regulations relating to beverage containers and packaging, including container deposit, recycling, eco-tax and/or product stewardship laws or regulations; adoption of significant additional labeling or warning requirements; unfavorable general economic conditions in the United States or other major markets; unfavorable economic and political conditions in international markets, including civil unrest and product boycotts; changes in commercial or market practices and business model within the European Union; litigation uncertainties; adverse weather conditions; our ability to maintain brand image and corporate reputation as well as other product issues such as product recalls; changes in legal and regulatory environments; changes in accounting standards and taxation requirements; our ability to achieve overall long-term goals; our ability to protect our information systems; additional impairment charges; our ability to successfully manage Company-owned bottling operations; the impact of climate change on our business; global or regional catastrophic events; risks related to our acquisition of Coca-Cola Enterprises Inc.’s  North American operations; and other risks discussed in our Company’s filings with the Securities and Exchange Commission (SEC), including our Annual Report on Form 10-K, which filings are available from the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Coca-Cola Company undertakes no obligation to publicly update or revise any forward-looking statements.

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